Exhibit 99.1

BOOZ ALLEN HAMILTON ANNOUNCES
SECOND QUARTER FISCAL 2016 RESULTS

Record-High Book-to-Bill of 3.49 and Strong Backlog of $12.55 billion

Revenue Increased 1.3 percent, to $1.32 billion

Adjusted EBITDA of $124 million

Adjusted Diluted Earnings per Share of $0.39

Quarterly dividend of $0.13 per share, payable on November 30, 2015

McLean, Virginia; October 28, 2015 - Booz Allen Hamilton Holding Corporation (NYSE:BAH), the parent company of management and technology consulting and engineering services firm Booz Allen Hamilton Inc., today announced preliminary results for the second quarter of fiscal 2016.

The Company’s emphasis on bid and proposal activities in the first half of the fiscal year contributed to a very strong award quarter with a book-to-bill ratio of 3.49, the highest since the Company became public in 2010, and total backlog of $12.55 billion, the highest in nearly three years. This achievement in contract awards reflects the success of the investments the Company has made over the last several years in people, capabilities, markets, and innovation.

“We had a very strong second quarter,” said Horacio Rozanski, President and Chief Executive Officer. “Our team’s great success in winning new business affirms our long-term strategy to achieve sustainable, quality growth by providing our clients with superior people, capabilities, and mission knowledge so that we solve their toughest problems and advance their most important missions.”

During the second quarter, the Company’s revenue increased by 1.3 percent over the prior year period to $1.32 billion, despite challenges presented by the end of the Company’s largest contract in July. The Company successfully transitioned a majority of the work from the SURVIAC contract to new vehicles and won the vast majority of the competitions for replacement task orders or contracts. The revenue gap from the transition of the contract was within the previously disclosed expected range of $100 million to $200 million, and over 90 percent of affected staff have transitioned to follow-on tasks or new contracts.

Adjusted EBITDA margin for the second quarter of the fiscal year was 9.4 percent, compared to 10.6 percent in the prior year period. Bottom-line results reflect the impact of higher spending on bid and proposal activity and strategic investments, plus the cost of retaining staff during the SURVIAC transition. Unlike fiscal year 2015, Adjusted EBITDA margins and spending in the second half of fiscal 2016 are anticipated to be roughly flat as compared to the first half of the current fiscal year.

The Company authorized and declared a regular dividend of $0.13 per share, payable on November 30, 2015, to stockholders of record on November 10, 2015.

Financial Review

Second Quarter 2016 - Below is a summary of additional results for the fiscal 2016 second quarter and the key factors driving those results.

•
Gross Revenue increased to $1.32 billion from $1.30 billion in the prior year period, primarily as a result of an increase in billable expenses over the prior year period. Revenue on cost reimbursable contracts also benefited from higher indirect cost spending.

•
Adjusted Operating Income decreased to $109.9 million from $123.0 million in the prior year period. The decrease was primarily the result of increased indirect spending on bid and proposal activities, compared to prior years, to meet strong demand. The decrease also reflected the cost of retaining staff as they transitioned from work done under the SURVIAC contract to new or replacement task orders or contracts, and relatively higher spending on investments in growth platforms as compared to the prior year. These decreases were partially offset by improved profitability on certain contracts.

•	Adjusted Net Income declined to $57.6 million from $66.7 million in the prior year period. The decline was driven by the same factors that impacted Adjusted Operating Income.

•
Adjusted EBITDA decreased to $124.2 million from $137.8 million, and Adjusted EBITDA margins declined to 9.4 percent from 10.6 percent in the prior year period. The decreases were driven by the same factors as Adjusted Operating Income.

•
Diluted EPS decreased to $0.37 from $0.42 and Adjusted Diluted EPS decreased to $0.39 from $0.44 in the prior year period. The decrease in Adjusted Diluted EPS was driven by the same factors as Adjusted Operating Income, partially offset by the impact of a decrease in the Company’s diluted share count.

Due to the significant number of large contract awards during the quarter, backlog as of September 30, 2015, is more heavily weighted toward Priced Options, which provide more visibility into the revenue potential in fiscal year 2017 and beyond and supports Booz Allen’s strategy of delivering sustainable quality growth. Booz Allen’s total backlog as of September 30, 2015, was $12.55 billion, compared to $10.89 billion as of September 30, 2014. Book-to-bill was 3.49 for the second quarter of fiscal 2015, compared to 1.93 in the prior period.

First Half Fiscal 2016 - Booz Allen’s cumulative performance for the first and second quarters of fiscal 2016, driven by the same factors discussed above, has resulted in:

•	Gross Revenue of $2.67 billion for the first half of fiscal 2016, compared with $2.63 billion for the prior year period.

•	Adjusted Operating Income for the first half of fiscal 2016 of $237.1 million compared with $265.2 million in the first half of fiscal 2015.

•	Adjusted Net Income for the first half of fiscal 2016 of $123.4 million compared with $141.3 million in the prior year period.

•	Adjusted EBITDA for the first half of fiscal 2016 of $265.4 million compared with $295.1 million in the first half of fiscal 2015.

•	Diluted EPS of $0.80 and Adjusted Diluted EPS of $0.83 for the first half of fiscal 2016, compared with $0.89 and $0.94, respectively, for the first half of fiscal 2015.

Net cash provided by operating activities for the first half of fiscal 2016 was $88.7 million compared with $200.5 million in the prior year period.  Free cash flow in the first half of fiscal 2016 was $59.1 million, compared with $191.6 million in the prior year period. The decline in operating cash flow was driven primarily by a significant reduction in working capital in the prior year period. The decline in free cash flow was driven by those same factors, as well as an increase in capital expenses related to the reconfiguration of the Company’s facilities footprint in the metropolitan Washington, D.C. area.

Financial Outlook

For our full fiscal year 2016 we are reaffirming the guidance we issued on May 21, 2015. We expect revenue to be roughly flat, with a range of two percent growth to a two percent decline. At the bottom line, for the full year, we are forecasting diluted EPS to be in the range of $1.55 to $1.65, and Adjusted Diluted EPS to be on the order of $1.60 to $1.70.

These EPS estimates are based on fiscal year 2016 estimated average diluted shares outstanding of approximately 149.5 million shares, and a 40.2 percent effective tax rate, which does not include federal and state tax credits that have not yet been extended or for which qualifications have not yet been established.

Conference Call Information

Booz Allen Hamilton will host a conference call at 8 a.m. EDT on Wednesday, October 28, 2015, to discuss the financial results for its Second Quarter Fiscal Year 2016 (ended September 30, 2015).

Analysts and institutional investors may participate on the call by dialing (877) 375-9141 International: (253) 237-1151. The conference call will be webcast simultaneously to the public through a link on the investor relations section of the Booz Allen Hamilton web site at investors.boozallen.com. A replay of the conference call will be available online at investors.boozallen.com beginning at 11 a.m. EDT on October 28, 2015, and continuing for 30 days.

About Booz Allen Hamilton
Booz Allen Hamilton (NYSE: BAH) has been at the forefront of strategy and technology for more than 100 years. Today, the firm provides management and technology consulting and engineering services to leading Fortune 500 corporations, governments, and not-for-profits across the globe. Booz Allen partners with public and private sector clients to solve their most difficult challenges through a combination of consulting, analytics, mission operations, technology, systems delivery, cybersecurity, engineering, and innovation expertise.

With international headquarters in McLean, Virginia, the firm employs more than 22,200 people globally, and had revenue of $5.27 billion for the 12 months ended March 31, 2015. To learn more, visit www.boozallen.com.

CONTACT:
Media Relations - James Fisher 703-377-7595;
Investor Relations - Curt Riggle 703-377-5332.
BAHPR-FI

Non-GAAP Financial Information
“Adjusted Operating Income” represents Operating Income before (i) certain stock option-based and other equity-based compensation expenses, (ii) adjustments related to the amortization of intangible assets, and (iii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments. Booz Allen prepares Adjusted Operating Income to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted EBITDA” represents net income before income taxes, net interest and other expense and depreciation and amortization and before certain other items, including: (i) certain stock option-based and other equity-based compensation expenses, and (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments. Booz Allen prepares Adjusted EBITDA to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted Net Income” represents net income before: (i) certain stock option-based and other equity-based compensation expenses, (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, (iii) adjustments related to the amortization of intangible assets, (iv) amortization or write-off of debt issuance costs and write-off of original issue discount and (v) any extraordinary, unusual or non-recurring items, in each case net of the tax effect calculated using an assumed effective tax rate. Booz Allen prepares Adjusted Net Income to eliminate the impact of items, net of taxes, it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted Diluted EPS” represents diluted EPS calculated using Adjusted Net Income as opposed to Net Income. Additionally, Adjusted Diluted EPS does not contemplate any adjustments to net income as required under the two-class method of calculating EPS as required in accordance with GAAP.
“Free Cash Flow” represents the net cash generated from operating activities less the impact of purchases of property and equipment.
Booz Allen utilizes and discusses in this release Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS because management uses these measures for business planning purposes, including managing its business against internal projected results of operations and measuring its performance. Management views Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS as measures of the core operating business, which exclude the impact of the items detailed in the supplemental exhibits, as these items are generally not operational in nature. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. Booz Allen also utilizes and discusses Free Cash Flow in this release because management uses this measure for business planning purposes, measuring the cash generating ability of the operating business and measuring liquidity generally. Booz Allen presents these supplemental measures because it believes that these measures provide investors and securities analysts with important supplemental information with which to evaluate Booz Allen’s performance, long term earnings potential, or liquidity, as applicable, and to enable them to assess Booz Allen’s performance on the same basis as management. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies in Booz Allen’s industry. Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow are not recognized measurements under GAAP and when analyzing Booz Allen’s performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of Operating and Net Income to Adjusted Operating Income, Adjusted EBITDA and Adjusted Net Income, and net cash provided by operating activities to Free Cash Flows and the explanatory footnotes regarding those adjustments, (ii) use Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS in addition to, and not as an alternative to Operating Income, Net Income or Diluted EPS as a measure of operating results, each as defined under GAAP, and (iii) use Free Cash Flows, in addition to, and not as an alternative to, Net Cash Provided by Operating Activities as a measure of liquidity, each as defined under GAAP. Exhibit 4 includes a reconciliation of Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with GAAP.
No reconciliation of the forecasted range for Adjusted Diluted EPS to Diluted EPS for any period during fiscal 2016 is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.
Forward Looking Statements
Certain statements contained in this press release and in related comments by our management include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning Booz Allen’s preliminary financial results, financial outlook and guidance, including forecasted revenue, Diluted EPS, and Adjusted Diluted EPS, future quarterly dividends, and future improvements in operating margins, as well as any other statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct.
These forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.
These risks and other factors include: cost cutting and efficiency initiatives, budget reductions, Congressionally mandated automatic spending cuts, and other efforts to reduce U.S. government spending, including automatic sequestration required by the Budget Control Act of 2011 (as amended by the American Taxpayer Relief Act of 2012 and Consolidated Appropriations Act of 2014), which have reduced and delayed contract awards and funding for orders for services especially in the current political environment or otherwise negatively affect our ability to generate revenue under contract awards, including as a result of reduced staffing and hours of operation at U.S. government clients; delayed funding of our contracts due to uncertainty relating to and a possible failure of Congressional efforts to approve funding of the U.S. government beyond December 11, 2015,and to craft a long-term agreement on the U.S. government’s ability to incur indebtedness in excess of its current limits, or changes in the pattern or timing of government funding and spending (including those resulting from or related to cuts associated with sequestration or other budgetary cuts made in lieu of sequestration); current and continued uncertainty around the timing, extent, nature, and effect of Congressional and other U.S. government action to address budgetary constraints, including, but not limited to, uncertainty around the outcome of Congressional efforts to approve funding of the U.S. government beyond December 11, 2015, and to craft a long-term agreement on the U.S. government’s ability to incur indebtedness in excess of its current limits, and the U.S. deficit any issue that compromises our relationships with the U.S. government or damages our professional reputation, including negative publicity concerning government contractors in general or us in particular; changes in U.S. government spending, including a continuation of efforts by the U.S. government to decrease spending for management support service contracts, and mission priorities that shift expenditures away from agencies or programs that we support; the size of our addressable markets and the amount of U.S. government spending on private contractors; failure to comply with numerous laws and regulations; our ability to compete effectively in the competitive bidding process and delays or losses of contract awards caused by competitors' protests of major contract awards received by us; the loss of General Services Administration Multiple Award schedule contracts, or GSA schedules, or our position as prime contractor on government-wide acquisition contract vehicles, or GWACs; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time, and resources for our contracts; our ability to generate revenue under certain of our contracts; our ability to realize the full value of and replenish our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in estimates used in recognizing revenue; an inability to attract, train, or retain employees with the requisite skills, experience, and security clearances; an inability to hire, assimilate, and deploy enough employees to serve our clients under existing contracts; an inability to timely and effectively utilize our employees; failure by us or our employees to obtain and maintain necessary security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors, including the improper use or release of our clients' sensitive or classified information; increased insourcing by various U.S. government agencies due to changes in the definition of “inherently governmental” work, including proposals to limit contractor access to sensitive or classified information and work assignments; increased competition from other companies in our industry; failure to maintain strong relationships with other contractors; inherent uncertainties and potential adverse developments in legal or regulatory proceedings, including litigation, audits, reviews, and investigations, which may result in materially adverse judgments, settlements, withheld payments, penalties, or other unfavorable outcomes including debarment, as well as disputes over the availability of insurance or indemnification; continued efforts to change how the U.S. government reimburses compensation related and other expenses or otherwise limit such reimbursements, including recent rules that expand the scope of existing reimbursement limitations, such as a reduction in allowable annual employee compensation to certain contractors as a result of the Bipartisan Budget Act of 2013, and an increased risk of compensation being deemed unallowable or payments being withheld as a result of U.S. government audit, review or investigation; internal system or service failures and security breaches, including, but not limited to, those resulting from external cyber attacks on our network and internal systems; risks related to changes to our operating structure, capabilities, or strategy intended to address client needs, grow our business or respond to market developments; risks associated with new relationships, clients, capabilities, and service offerings in our U.S. and international businesses; failure to comply with special U.S. government laws and regulations relating to our international operations; risks related to our indebtedness and credit facilities which contain financial and operating covenants; the adoption by the U.S. government of new laws, rules, and regulations, such as those relating to organizational conflicts of interest issues or limits; risks related to completed and future acquisitions, including our ability to realize the expected benefits from such acquisitions; an inability to utilize existing or future tax benefits, including those related to our stock-based compensation expense, for any reason, including a change in law; and variable purchasing patterns under U.S. government GSA schedules, blanket purchase agreements and indefinite delivery, indefinite quantity contracts. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, filed with the SEC on May 21, 2015.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1
Booz Allen Hamilton Holding Corporation
Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands, except per share data)	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Revenue	$1,322,154	$1,304,841	$2,673,758	$2,627,138
Operating costs and expenses:
Cost of revenue	626,155	642,425	1,269,187	1,287,426
Billable expenses	363,690	347,651	742,340	698,623
General and administrative expenses	208,141	176,972	396,802	348,041
Depreciation and amortization	15,352	15,810	30,469	32,042
Total operating costs and expenses	1,213,338	1,182,858	2,438,798	2,366,132
Operating income	108,816	121,983	234,960	261,006
Interest expense	(17,685)	(17,817)	(35,175)	(36,681)
Other, net	(178)	807	(246)	(303)
Income before income taxes	90,953	104,973	199,539	224,022
Income tax expense	34,737	39,689	79,017	87,623
Net income	$56,216	$65,284	$120,522	$136,399
Earnings per common share:
Basic	$0.38	$0.43	$0.82	$0.92
Diluted	$0.37	$0.42	$0.80	$0.89
Dividends declared per share	$0.13	$0.11	$0.26	$1.22

Exhibit 2
Booz Allen Hamilton Holding Corporation
Condensed Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)	September 30, 2015	March 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$187,401	$207,217
Accounts receivable, net of allowance	847,957	857,310
Prepaid expenses and other current assets	112,255	98,681
Total current assets	1,147,613	1,163,208
Property and equipment, net of accumulated depreciation	115,465	111,367
Intangible assets, net of accumulated amortization	214,021	219,382
Goodwill	1,305,357	1,304,231
Other long-term assets	92,169	79,305
Total assets	$2,874,625	$2,877,493
Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$67,438	$57,063
Accounts payable and other accrued expenses	445,299	481,815
Accrued compensation and benefits	251,028	279,239
Other current liabilities	24,426	30,877
Total current liabilities	788,191	848,994
Long-term debt, net of current portion	1,534,531	1,569,272
Other long-term liabilities	282,919	272,729
Total liabilities	2,605,641	2,690,995
Stockholders’ equity:
Common stock, Class A — $0.01 par value — authorized, 600,000,000 shares; issued, 152,808,714 shares at September 30, 2015 and 150,237,675 shares at March 31, 2015; outstanding, 148,448,758 shares at September 30, 2015 and 147,238,282 shares at March 31, 2015	1,528	1,502
Special voting common stock, Class E — $0.003 par value — authorized, 25,000,000 shares; issued and outstanding, 0 shares at September 30, 2015 and 1,851,589 shares at March 31, 2015	—	6
Treasury stock, at cost — 4,359,956 shares at September 30, 2015 and 2,999,393 shares at March 31, 2015	(106,893)	(72,293)
Additional paid-in capital	208,750	174,985
Retained earnings	186,710	104,457
Accumulated other comprehensive loss	(21,111)	(22,159)
Total stockholders’ equity	268,984	186,498
Total liabilities and stockholders’ equity	$2,874,625	$2,877,493

Exhibit 3
Booz Allen Hamilton Holding Corporation
Condensed Consolidated Statements of Cash Flows

	Six Months Ended September 30,
(Amounts in thousands)	2015	2014
	(Unaudited)
Cash flows from operating activities
Net income	$120,522	$136,399
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,469	32,042
Stock-based compensation expense	11,521	12,887
Excess tax benefits from stock-based compensation	(18,191)	(37,302)
Amortization of debt issuance costs and loss on extinguishment	4,174	7,454
Losses on dispositions and impairments	29	1,084
Changes in assets and liabilities:
Accounts receivable	9,353	96,032
Prepaid expenses and other current assets	5,073	374
Other long-term assets	(15,467)	7,879
Accrued compensation and benefits	(26,813)	(24,832)
Accounts payable and other accrued expenses	(36,496)	(25,578)
Accrued interest	2	5,417
Other current liabilities	(7,272)	(8,947)
Other long-term liabilities	11,783	(2,380)
Net cash provided by operating activities	88,687	200,529
Cash flows from investing activities
Purchases of property and equipment	(29,562)	(8,931)
Cash paid for business acquisitions, net of cash acquired	(1,000)	—
Net cash used in investing activities	(30,562)	(8,931)
Cash flows from financing activities
Net proceeds from issuance of common stock	2,866	2,488
Stock option exercises	3,402	3,985
Excess tax benefits from stock-based compensation	18,191	37,302
Repurchases of common stock	(34,600)	(8,269)
Cash dividends paid	(38,269)	(179,492)
Dividend equivalents paid to option holders	(3,593)	(46,797)
Debt issuance costs	—	(8,610)
Repayment of debt	(50,938)	(208,813)
Proceeds from debt issuance	25,000	198,438
Net cash used in financing activities	(77,941)	(209,768)
Net decrease in cash and cash equivalents	(19,816)	(18,170)
Cash and cash equivalents — beginning of period	207,217	259,994
Cash and cash equivalents — end of period	$187,401	$241,824
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$26,915	$22,980
Income taxes	$80,742	$82,161

Exhibit 4
Booz Allen Hamilton Holding Corporation
Non-GAAP Financial Information

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands, except share and per share data)	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Adjusted Operating Income
Operating Income	$108,816	$121,983	$234,960	$261,006
Amortization of intangible assets (a)	1,056	1,056	2,112	2,112
Transaction expenses (b)	—	—	—	2,039
Adjusted Operating Income	$109,872	$123,039	$237,072	$265,157
EBITDA & Adjusted EBITDA
Net income	$56,216	$65,284	$120,522	$136,399
Income tax expense	34,737	39,689	79,017	87,623
Interest and other, net	17,863	17,010	35,421	36,984
Depreciation and amortization	15,352	15,810	30,469	32,042
EBITDA	124,168	137,793	265,429	293,048
Transaction expenses (b)	—	—	—	2,039
Adjusted EBITDA	$124,168	$137,793	$265,429	$295,087
Adjusted Net Income
Net income	$56,216	$65,284	$120,522	$136,399
Amortization of intangible assets (a)	1,056	1,056	2,112	2,112
Transaction expenses (b)	—	—	—	2,039
Amortization or write-off of debt issuance costs and write-off of original issue discount	1,309	1,301	2,603	3,961
Adjustments for tax effect (c)	(946)	(943)	(1,886)	(3,245)
Adjusted Net Income	$57,635	$66,698	$123,351	$141,266
Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	149,388,556	150,403,896	148,996,669	149,537,560
Adjusted Net Income Per Diluted Share (d)	$0.39	$0.44	$0.83	$0.94
Free Cash Flow
Net cash provided by operating activities	$69,591	$108,803	$88,687	$200,529
Less: Purchases of property and equipment	(16,422)	(6,279)	(29,562)	(8,931)
Free Cash Flow	$53,169	$102,524	$59,125	$191,598

(a)	Reflects amortization of intangible assets resulting from the Acquisition of our Company by The Carlyle Group.

(b)	Reflects debt refinancing costs incurred in connection with the refinancing transaction consummated on May 7, 2014.

(c)	Reflects tax effect of adjustments at an assumed marginal tax rate of 40%.

(d)
Excludes an adjustment of approximately $764,000 and $1.6 million of net earnings for the three and six months ended September 30, 2015 respectively, and excludes an adjustment of approximately $2.5 million and $2.7 million of net earnings for the three and six months ended September 30, 2014 respectively, associated with the application of the two-class method for computing diluted earnings per share.

Exhibit 5
Booz Allen Hamilton Holding Corporation
Operating Data

	As of September 30,
(Amounts in millions)	2015	2014
Backlog
Funded	$3,243	$3,337
Unfunded (1)	2,906	2,844
Priced Options	6,401	4,711
Total Backlog	$12,550	$10,892

(1)
Reflects a reduction by management to the revenue value of orders for services under one existing single award ID/IQ contract the Company has had for several years, based on an established pattern of funding under this contract by the U.S. government.

	Three Months Ended September 30,
	2015	2014
Book-to-Bill *	3.49	1.93

*	Book-to-bill is calculated as the change in total backlog during the relevant fiscal quarter plus the relevant fiscal quarter revenue, all divided by the relevant fiscal quarter revenue.

	As of September 30,
	2015	2014
Headcount
Total Headcount	22,226	22,105
Consulting Staff Headcount	20,006	20,063

	Three Months Ended September 30,		Six Months Ended September 30,
	2015	2014	2015	2014
Percentage of Total Revenue by Contract Type
Cost-Reimbursable (2)	50%	55%	52%	56%
Time-and-Materials	26%	26%	26%	26%
Fixed-Price (3)	24%	19%	22%	18%

(2)	Includes both cost-plus-fixed-fee and cost-plus-award fee contracts.

(3)	Includes fixed-price level of effort contracts.

	Three Months Ended September 30,
	2015	2014
Days Sales Outstanding **	62	59

**	Calculated as total accounts receivable divided by revenue per day during the relevant fiscal quarter.